SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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IDEXX Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note:

We are filing this Amendment No. 1 to our definitive proxy statement to correct a typographical error that occurred in the process of converting the document to the EDGAR format. An extra “0” was incorrectly placed at the end of the Chief Executive Officer’s bonus in the Bonus column of the Summary Compensation Table on page 15 of the proxy statement. We have removed this extra “0” and no other changes have been made to the proxy statement. This typographical error does not appear in the printed version of the proxy statement that was mailed to our stockholders or on the version posted on the company's Web site.

One IDEXX Drive
Westbrook, Maine 04092

March 29, 2005

Dear Stockholder:

We invite you to attend our annual meeting of stockholders on Wednesday, May 18, 2005, beginning at 10:00 a.m., at The Eastland Park Hotel in Portland, Maine. At the annual meeting, we will conduct the business described in the attached notice and proxy statement. In addition, we will report on our business and introduce you to our directors and executive officers.

Whether you own few or many shares of stock, it is important that your shares be represented and voted at the annual meeting. Stockholders can vote their shares by telephone or via the Internet. Instructions for using these convenient services are provided in the proxy statement. You also can vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. However, if you previously have consented to vote and receive the notice and proxy statement via the Internet, you will not receive a paper proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have voted by another means.

If you are unable to attend the annual meeting, you can listen to a live Webcast of the meeting on the Internet. You can access the Webcast from the home page of our Web site, idexx.com. However, since you cannot vote your shares via the Webcast, it is important that you timely vote your shares in advance, using one of the procedures mentioned above and as more fully described in the enclosed proxy statement.

We look forward to your participation in the annual meeting.

Sincerely,

Jonathan W. Ayers
President, Chief Executive Officer and
Chariman of the Board of Directors

One IDEXX Drive
Westbrook, Maine 04092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IDEXX Laboratories, Inc., will be held on Wednesday, May 18, 2005, at 10:00 a.m. at The Eastland Park Hotel, 157 High Street, Portland, Maine 04101, for the following purposes:

1.	Election of Directors. To elect three Class II directors for three-year terms (Proposal One);

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year (Proposal Two); and

3.	Other Business. To conduct such other business as may properly come before the annual meeting.

        Pursuant to the company’s Amended and Restated Bylaws, the board of directors has fixed the close of business on March 22, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A copy of our 2004 annual report is enclosed.

By order of the board of directors,

Conan R. Deady, Secretary

Westbrook, Maine
March 29, 2005

It is important that your shares be represented and voted at the annual meeting. You can submit a proxy by telephone, Internet or mail as described in the proxy statement.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 18, 2005

        This proxy statement and the accompanying materials are being delivered to you in connection with the solicitation by the board of directors of IDEXX Laboratories, Inc. (“we”, “us”, the “company” and “IDEXX”) of proxies to be voted at our 2005 annual meeting of stockholders and at any adjournment or postponement thereof.

        We are a Delaware corporation and were incorporated in 1983. Our principal executive offices are located at One IDEXX Drive, Westbrook, Maine 04092. References to our Web site are inactive textual references only and the contents of our Web site should not be deemed incorporated by reference into this proxy statement for any purpose.

        Our annual report for the year ended December 31, 2004 is being mailed to our stockholders with this proxy statement on or about April 7, 2005.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How Proxies Work

        IDEXX’s board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the board of directors in this proxy statement. You can vote for the director nominees or withhold your vote for one or both nominees. You also can vote for or against the other proposal or abstain from voting. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors.

Who Can Vote

        Holders of IDEXX common stock at the close of business on March 22, 2005 are entitled to receive notice of and to vote their shares at the annual meeting. As of March 22, 2005, there were 32,700,305 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

How to Vote

        You can vote in person at the annual meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can change your vote at the annual meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the annual meeting.

     •    Vote by Telephone

        If your shares are registered in your name, you can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. ET on May 17, 2005. Our telephone procedures are designed to authenticate the identity of stockholders, allow stockholders to vote their shares and confirm that their voting instructions have been recorded properly. If you vote by telephone, you do not need to return your proxy card.

        If your shares are held of record by a bank, broker or other holder of record, please refer to the telephone voting instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

     •    Vote by the Internet

        If your shares are registered in your name, go to the Web site indicated on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. ET on May 17, 2005. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you do not need to return your proxy card.

        If your shares are held of record by a bank, broker or other holder of record, please refer to the Internet voting instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

     •    Vote by Mail

        If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed postage-paid envelope. If your shares are held by a bank, broker or other holder of record, please refer to the vote-by-mail instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

     •    Vote at the Annual Meeting

        If you attend the annual meeting, you will be able to vote your shares, even if you already voted by telephone, Internet or mail. If your shares are held of record in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

Revoking a Proxy

        You can revoke your proxy, whether it was given by telephone, Internet or mail, before it is voted by:

•	Providing written notice to the corporate Secretary of IDEXX before or at the annual meeting;

•	Submitting a new proxy with a later date, including a proxy given by telephone or via the Internet; or

•	Voting by ballot at the annual meeting.

        The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the annual meeting will not, by itself, revoke your proxy.

Quorum

        In order to transact business at the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either by proxy or in person. Abstentions and broker nonvotes are counted as present and entitled to vote for purposes of determining a quorum. Broker nonvotes occur when a broker returns a proxy, but indicates that it does not have authority to vote on a particular proposal. Treasury shares, which are shares owned by IDEXX itself, are not voted and do not count for this purpose.

Votes Needed

        The director nominees who receive the most votes will be elected to fill the seats on the board. Approval of the other proposal (Ratification of Appointment of Independent Registered Public Accounting Firm) requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker nonvotes are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the annual meeting.

Conduct of the Annual Meeting

        Rules for the conduct of the annual meeting will be available at the annual meeting. Under our Amended and Restated Bylaws, the Chairman may adopt rules and procedures that he believes are appropriate to ensure that the annual meeting is conducted properly.

Webcast of Annual Meeting

        Our annual meeting will be Webcast live on the Internet at 10:00 a.m. ET on May 18, 2005. The Webcast will include consideration of the proposals and our Chief Executive Officer’s presentation regarding our business, and will provide audio and the accompanying graphic presentation, but will not include the question-and-answer session that follows the presentation. People accessing the Webcast will not be able to ask questions or otherwise participate during the meeting. You can access the Webcast from the home page of our Web site, idexx.com. Since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance of the annual meeting, using one of the procedures described above.

Voting on Other Matters

        If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date that this proxy statement went to press, we did not know of any other matters to be raised at the annual meeting and, pursuant to the company’s Amended and Restated Bylaws, the date by which other matters must have been submitted has passed.

Solicitation of Proxies

        IDEXX will pay the expenses of the board of directors’ solicitation of proxies. Proxies can be solicited on our behalf by directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., to distribute and solicit proxies. We will pay MacKenzie Partners, Inc., a fee of approximately $3,000, plus reasonable out-of-pocket expenses, for its services.

        Brokers, custodians and fiduciaries will be requested to forward proxy-soliciting material to the owners of common stock held in their names and, as required by law, IDEXX will reimburse them for their reasonable out-of-pocket expenses for this service.

CORPORATE GOVERNANCE

Board of Directors

        Our board of directors (referred to as the “board of directors” or the “board”) consists of nine members. The board has determined that all current board members and nominees for election, with the exception of Mr. Ayers, the company’s Chief Executive Officer, are “independent” as defined by the rules of the NASDAQ Stock Market. The board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The board has delegated various responsibilities and authority to different board committees as described below under the heading “Committees of the Board.”

        The board of directors is responsible for monitoring the overall performance of IDEXX. Among other things, the board of directors, directly and through its committees, establishes corporate policies, oversees compliance and ethics, reviews the performance of the Chief Executive Officer, reviews and approves certain transactions, and reviews the company’s long-term strategic plans. You can access a description of the board’s involvement in IDEXX’s strategic planning process on the Internet at idexx.com/aboutidexx/governance/directors/strategic.cfm, or by contacting our corporate Secretary at the company’s headquarters address.

        In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the board of directors does not control the day-to-day management of IDEXX. Members of the board of directors keep informed about IDEXX’s business by participating in board and committee meetings, by reviewing analyses and reports regularly sent to them by management, and through discussions with the Chief Executive Officer and other officers.

        Directors are responsible for attending board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. The board of directors held five meetings, and board committees held 20 meetings in 2004. Each of our directors attended 75 percent or more of the meetings of the board and board committees on which he or she served in 2004. It is our policy to schedule board and committee meetings to coincide with the annual meeting of stockholders, and directors are expected to attend the annual meeting. Last year, all of the individuals then serving as directors attended our annual meeting.

Committees of the Board

        The board of directors has established audit, compensation, nominating and governance, and finance committees, each of which is described briefly below. Each of these committees acts pursuant to a written charter that is reviewed annually and approved by the board. Current copies of each committee’s charter can be accessed on the Internet at idexx.com/aboutidexx/governance/charters/, or by contacting the corporate Secretary at the company’s headquarters address. Our Audit Committee Charter is attached as Appendix A.

Audit Committee

        The audit committee is responsible for overseeing the accounting, internal control, financial reporting and audit processes of the company, including the selection and retention of IDEXX’s independent auditors. The audit committee meets from time to time with IDEXX’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters. The audit committee met 12 times in 2004. The committee has adopted procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The audit committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation, and the company will provide appropriate funding for payment of such services, as determined by the audit committee. The current audit committee members are Messrs. McKeon (Chairman), End and Moody and Dr. De Souza, each of whom has been determined by our board of directors to satisfy the heightened criteria for independence and other requirements applicable to members of audit committees under the rules of the NASDAQ Stock Market. The nominating and governance committee of the board has determined that Messrs. McKeon, End and Moody are “audit committee financial experts” as defined by the Securities and Exchange Commission (“SEC”). The responsibilities and activities of the audit committee are described in greater detail under the heading “Report of the Audit Committee of the Board of Directors” below and the Audit Committee Charter attached as Appendix A.

Compensation Committee

        The compensation committee oversees the management compensation philosophy and practices of IDEXX, evaluates the performance of the Chief Executive Officer, determines the compensation of the Chief Executive Officer and the other executive officers, evaluates and nominates executive officers for election by the full board, reviews succession plans for executive officers and management’s overall leadership development plan, oversees the company’s equity compensation and benefit plans, and reviews compliance by executive officers with the company’s stock ownership and retention guidelines. The compensation committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary, and did retain an executive compensation consultant firm in 2004. The current compensation committee members are Drs. Good (Chairman) and De Souza and Messrs. End and Moody, each of whom is an independent director, as defined by the rules of the NASDAQ Stock Market. The committee met three times in 2004. See “Compensation Committee Report on Executive Compensation” beginning on page 19.

Nominating and Governance Committee

        The nominating and governance committee advises and makes recommendations to the board of directors with respect to corporate governance practices, including board organization, function, membership, performance and compensation. The nominating and governance committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current nominating and governance committee members are Messrs. End (Chairman) and Craig, and Drs. Good and Henderson, each of whom is an independent director, as defined by the rules of the NASDAQ Stock Market. The nominating and governance committee met three times in 2004.

        In performing its nominating function, the committee identifies, evaluates, recruits and nominates candidates to fill vacancies on the board, using criteria set forth in the company’s Corporate Governance Guidelines as discussed below. The process followed by the nominating and governance committee to identify and evaluate candidates includes receiving recommendations from our directors, management and stockholders, holding meetings to evaluate biographical information and background material relating to potential candidates, and interviewing selected candidates.

        In addition to receiving recommendations from our directors, management and stockholders, the nominating and governance committee, in some instances, will engage an executive search firm to assist in recruiting director candidates. In such cases, the search firm assists the nominating and governance committee in identifying potential candidates that fit the board’s search criteria; developing candidate resumes and other biographic information; conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the board; scheduling interviews with the nominating and governance committee, other members of the board, and management; performing reference checks; and assisting in finalizing arrangements with candidates who receive an offer to join the board.

        Stockholders who want to recommend a nominee for director should submit the name of such nominee to the corporate Secretary of IDEXX at the company’s headquarters address, together with biographical information and background material sufficient for the committee to evaluate the nominee based on its selection criteria, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the company’s common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will apply the same criteria, and follow substantially the same process, in considering stockholder nominations that comply with these procedures as it does in considering other nominations. Stockholders also have the right under the company’s Amended and Restated Bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth under “Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” on page 26 of this proxy statement. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on the company’s proxy card for the next annual meeting. Candidates nominated by stockholders in accordance with the procedures set forth in the Amended and Restated Bylaws will not be included on the company’s proxy card for the next annual meeting, but may be included on proxies the nominating stockholders may seek independently.

        The nominating and governance committee is responsible for annually reviewing with the board the requisite skills and criteria for new board members, as well as the composition of the board as a whole. The nominating and governance committee also annually reviews the performance of the board, its committees and each of the directors.

Finance Committee

        The finance committee advises the board of directors with respect to financial matters, including financing strategies, investment practices, financial risk management, acquisitions and divestitures. In addition, the finance committee reviews and approves proposed acquisitions and divestitures having values up to $20 million. The current finance committee members are Messrs. Craig (Chairman) and McKeon and Dr. Henderson. The finance committee met twice during 2004.

Corporate Governance Guidelines and Code of Ethics

        The board has adopted Corporate Governance Guidelines, which you can access on the Internet at idexx.com/aboutidexx/governance/guidelines/. The board also has adopted a Code of Ethics that applies to all of our employees, officers and directors, which you can access on the Internet at idexx.com/aboutidexx/governance/ethics/. You can also receive copies of the Guidelines or the Code by contacting the corporate Secretary at the company’s headquarters address.

                 Among other matters, the Guidelines provide as follows:

•	A substantial majority of the members of the board are independent directors, as defined by NASDAQ rules.

•	The audit, nominating and governance, and compensation committees consist entirely of independent directors.

•	The nominating and governance committee recommends all nominees for election to the board, except where the company is legally required by contract, by law or otherwise to provide third parties with the right to nominate directors.

•	The nominating and governance committee’s annual review of the requisite skills and criteria for board members, as well as the composition of the board as a whole, includes appropriate consideration of demonstrated experience, judgment, integrity, commitment and skills that are relevant to the company and its operations, including familiarity with science and technology, finance and accounting, marketing, product development, strategy, government regulation and affairs, and corporate governance.

•	The nominating and governance committee is responsible for annually assessing the performance of the board, its committees and each individual director.

•	When the Chairman of the Board is not an independent director, the independent directors elect a Lead Director from among the independent directors. The Lead Director, among other responsibilities, chairs meetings of the independent directors and consults with the Chairman of the Board regarding meeting agendas. The Lead Director is currently Mr. End.

•	Independent directors meet on a regular basis, but not less than twice annually, apart from management board members and other management representatives.

•	At least annually, the board reviews the company’s corporate strategy.

•	The board approves the Chief Executive Officer’s goals annually.

•	At least annually, the compensation committee, in consultation with all independent directors, evaluates the performance of the Chief Executive Officer.

•	The Chief Executive Officer reports to the board at least annually on succession planning and management development.

•	Board members have complete access to management and are encouraged to make regular contact.

•	The board will give appropriate attention to written communications that are submitted to the board by our stockholders. The process for submitting such communications to the board is described below under the heading “Communications from Stockholders.”

•	Individual directors whose professional responsibilities outside of their involvement with the company change from those held when they were last elected to the board (except for promotions) should volunteer to resign from the board, giving the board an opportunity to review the appropriateness of their continued board membership under the changed circumstances.

•	Any director who turns age 73 while serving as a director is expected to retire from the board effective at the next annual meeting of stockholders following the date on which he or she turns 73.

•	Directors cannot serve on more than four other public company boards, audit committee members cannot serve on more than two other public company audit committees, and directors who are chief executive officers of other companies cannot serve on more that two other public company boards (including the board of their employer).

Communications from Stockholders

        Written communications to the board can be submitted by electronic mail on our Web site at http://www.idexx.com/aboutidexx/governance/contactdirectors/, or by writing to the General Counsel at the company’s headquarters address. Under procedures approved by a majority of the independent directors, the General Counsel will review such communications and will forward them to the Lead Director or the other members of the board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the General Counsel will forward communications to the Lead Director if they are relevant to IDEXX’s governance, ethics and policies.

Directors’ Compensation

        During 2004, each of our directors who was not an officer or employee of IDEXX received an annual fee of $30,000 paid in quarterly installments at the end of each quarter. Nonemployee directors also receive a fee of $1,000 for each day in which they attend one or more in-person meetings of the board or any of its committees. In addition, nonemployee directors receive the following annual fees paid in quarterly installments at the end of each quarter: $5,000 for the audit committee Chairman, $2,500 for other audit committee members, $2,500 for the Chairmen of other committees, and $2,500 for the Lead Director. The table on page 8 summarizes compensation earned by each nonemployee director in 2004. Directors who are officers or employees of IDEXX do not receive additional compensation for their services as directors. All directors are reimbursed for reasonable travel expenses incurred in connection with board and committee meetings. The company does not have any other arrangements for compensation or consulting agreements with its directors, other than compensation in consideration of employment paid to directors who are officers or employees of the company.

        Under the current terms of the company’s Director Deferred Compensation Plan (the “Director Plan”), which was approved by the board in May 2003, a nonemployee director is required to accept at least one-half of his or her annual fee in the form of deferred stock units (“DSUs”), issuable under our 2003 Stock Incentive Plan (the “2003 Plan”), which was approved by the company’s stockholders at their 2003 annual meeting. The payment of fees in the form of DSUs is considered deferred compensation for federal income tax purposes. Directors can also voluntarily defer some or all of the remainder of their annual fee and some or all of any other fees received for board service through the Director Plan. Any compensation deferred by a director is credited to an account established in the director’s name that is denominated as a number of DSUs having an aggregate value equal to the compensation deferred into such account divided by the price of a share of IDEXX common stock on the date of the applicable deferral. Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. One year after a director ceases to serve on the board for any reason, he or she will receive shares of common stock equal to the number of DSUs in his or her account. Upon a change in control of the company (as defined in the Director Plan), any applicable deferral limitations or other restrictions on each director’s investment account will lapse, and the shares of IDEXX common stock distributed from such account will be deemed to have been outstanding immediately prior to the change in control. See “Compliance with New Deferred Compensation Rules” on page 18 for a discussion of the impact on the Director Plan of new tax rules introduced by the American Jobs Creation Act of 2004.

        Nonemployee directors also receive nonqualified stock options to purchase shares of common stock at each annual meeting of stockholders, which options are granted under the 2003 Plan. In 2004, each nonemployee director was granted an option to purchase 2,400 shares at an exercise price of $60.99 per share. The option exercise price per share is equal to the last reported sale price for a share of the company’s common stock on the NASDAQ Stock Market on the date the option is granted. Options granted to nonemployee directors vest and become fully exercisable on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting. In addition, eligible directors elected to the board other than at an annual meeting are granted an option for a pro rata number of shares of common stock based on the number of months remaining until the next annual meeting. Upon a change in control (as defined in the 2003 Plan), options granted to all optionees, including to nonemployee directors, are subject to the following vesting provisions: 25% of the unvested options vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable; in addition, if a director is terminated by the successor company without cause within two years following a change in control, then all options held by such director become fully vested and exercisable. In general, options granted under the 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the director only while he or she is serving as a director of the company or within three months after he or she ceases to serve as a director of the company; provided, however, that the board has the discretion to allow a director to designate a beneficiary to exercise the options upon the director’s death. If a nonemployee director dies or become disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while serving as a director, or dies within three months after ceasing to serve as a director, options are exercisable within one year following the date of death or disability. No option is exercisable after ten years from the date of grant.

2004 Nonemployee Director Compensation

Name	Annual Fee	In-Person Meeting Fees	Committee Fees	Lead Director Fee	Total
Thomas Craig	$30,000	$6,000	$2,500	--	$38,500
Errol B. De Souza, PhD	30,000	7,000	1,875	--	38,875
William T. End	30,000	9,000	5,000	--	44,000
Mary L. Good, PhD	30,000	5,000	2,500	--	37,500
Rebecca M. Henderson, PhD	30,000	6,000	--	--	36,000
Brian P. McKeon	30,000	8,000	4,375	--	42,375
James L. Moody, Jr.	30,000	8,000	3,125	$2,500	43,625

Director Stock Ownership Guidelines

        Upon recommendation of the nominating and governance committee, the board has adopted stock ownership guidelines for directors. Under these guidelines, nonemployee directors are encouraged to own, within three years of becoming a director, a number of shares of common stock either (i) having a fair market value equivalent to at least three times the value of their annual retainer or (ii) in which the director’s cost basis is equivalent at least to such amount. Deferred stock units credited to a director’s deferred compensation investment account, as described above, are included in calculating stock ownership pursuant to these guidelines. Each director who has been a member of the board for more than three years is in compliance with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Requirements

        Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), IDEXX’s directors, executive officers and any persons holding more than ten percent of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. The SEC has established specific due dates and IDEXX is required to disclose in this proxy statement any failure to file by those dates.

        Based solely on our review of (i) copies of Section 16(a) reports that IDEXX received from such persons for their transactions during IDEXX’s 2004 fiscal year and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for IDEXX’s 2004 fiscal year, IDEXX believes that none of such persons failed to file on a timely basis reports required by Section 16(a).

Compensation Committee Interlocks and Insider Participation

        During our 2004 fiscal year, the compensation committee was comprised of Messrs. Moody and End and Drs. Good and De Souza. None of the members of the compensation committee has ever been an officer or employee of the company or any of its subsidiaries, nor have they had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the executive officers of the company served as a member of the compensation committee or board of directors of any other company during the fiscal year 2004.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

        The table below shows the number of shares of our common stock beneficially owned as of March 22, 2005 by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”) shown on page 15, and (c) directors and executive officers of IDEXX as a group. The table also sets forth deferred stock units credited to the individual’s deferred compensation investment account. This account reflects the election of the individuals to defer, in the form of DSUs, previously earned compensation (as described under “Directors’ Compensation” on page 7 and under “Executive Deferred Compensation Plan” on page 17). Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares listed.

Beneficial Owner	Number of Shares Owned		Options Exercisable (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Outstanding (3)	DSUs (4)	Total Number of Shares Owned and DSUs (5)
Jonathan W. Ayers	30,168		299,096	329,264	*	10,552	40,720
Thomas Craig	1,460		25,900	27,360	*	556	2,016
Errol B. De Souza, PhD	0		8,025	8,025	*	1,384	1,384
William T. End	3,500		24,885	28,385	*	556	4,056
Mary L. Good, PhD	4,796	(6)	19,400	24,196	*	556	5,352
Rebecca M. Henderson, PhD	0		5,733	5,733	*	1,242	1,242
Brian P. McKeon	0		5,733	5,733	*	1,470	1,470
James L. Moody, Jr.	47,481	(7)	52,232	99,713	*	1,077	48,558
Robert J. Murray	2,000		600	2,600	*	--	2,000
William C. Wallen, PhD	999		22,000	22,999	*	--	999
Merilee Raines	15,700		166,900	182,600	*	--	15,700
Robert S. Hulsy	14,123		76,752	90,875	*	--	14,123
Laurel E. LaBauve	115		3,000	3,115	*	--	115
All current directors and
executive officers as
a group (17 persons)	146,694		944,254	1,090,948	3.2%	18,313	165,007

*	Less than 1%.
(1)	Consists of options to purchase common stock exercisable on or within 60 days of March 22, 2005.
(2)	The number of shares beneficially owned by each person or group as of March 22, 2005 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 22, 2005, including but not limited to, upon the exercise of stock options, but does not include DSUs.
(3)	For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 32,700,305 shares of common stock outstanding on March 22, 2005 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 22, 2005, including but not limited to, upon the exercise of stock options.
(4)	Deferred stock units. The individuals holding DSUs are fully vested and are at risk as to the price of IDEXX common stock in their investment accounts. Deferred stock units carry no voting rights, but are included in calculating stock ownership required by the company pursuant to its guidelines for directors and executive officers.
(5)	Excludes stock options exercisable on or within 60 days of March 22, 2005.
(6)	Represents 4,796 shares held by Good Family Associates, LP, as to which Dr. Good, as general partner, shares voting and dispositive power.
(7)	Includes 21,336 shares held by the James L. Moody, Jr. Revocable Trust, as to which Mr. Moody, as trustee, shares voting and dispositive power.

OWNERSHIP OF MORE THAN FIVE PERCENT
OF OUR COMMON STOCK

        The table below shows the number of shares of our common stock beneficially owned by each person or group known by us to own beneficially more than 5% of the outstanding shares of IDEXX common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding (1)
Ruane Cunniff & Goldfarb Inc. (2)	5,029,300	15.38%
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798
Neuberger Berman, Inc. (3)	3,235,377	9.89%
605 Third Avenue
New York, New York 10158-3698
Capital Research and Management Company (4)	2,284,280	6.99%
333 South Hope Street
Los Angeles, California 90071
Select Equity Group, Inc. and George S. Loening (5)	1,729,617	5.29%
380 Lafayette Street, 6th Floor
New York, New York 10007

(1)	For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group by the 32,700,305 shares of common stock outstanding on March 22, 2005.
(2)	Based solely upon information derived from a Schedule 13G/A filed by Ruane Cunniff & Co., Inc. (“Ruane Cunniff”) pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2004. According to the Schedule 13G, Ruane Cunniff has the sole power to vote 2,641,121 shares and sole power to dispose of 5,029,300 shares.
(3)	Based solely upon information provided to the company by Neuberger Berman, Inc. (“Neuberger Berman”) on March 17, 2005, with respect to its benefifical ownership of shares as of December 31, 2004. According to the information provided, Neuberger Berman has the sole power to vote 97,400shares, shared power to vote 2,402,552 shares and shared power to dispose of 3,235,377 shares. Of the 2,402,552 shares over which Neuberger Berman has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. (which are each 100% owned by Neurberg Berman) are deemed to be beneficial owners of these shares since they both have shared power to dispose of these shares. Of the 2,402,552 shares over which Neuberger Berman has shared voting power, 2,339,900 shares are beneficially owned by Neuberger Berman Genesis Fund Portfolio (“Neuberger Genesis”). Neuberger Berman, LLC and Neuberger Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Genesis. The 735,425 share difference in voting and investment power is a results of client accounts over which Neuberger Berman has shared power to dispose of, but not vote, the shares.
(4)	Based solely upon information derived from a Schedule 13G/A filed by Capital Research and Management Company (“CRMC”) pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2004. According to the Schedule 13G/A, all of such shares are beneficially owned by investment companies to which CRMC provides investment advisory services. CRMC has sole power to dispose of such shares and therefore is deemed to beneficially own such shares under Section 13 of the Exchange Act. CRMC disclaims beneficial ownership of such shares.
(5)	Based solely upon information derived from a Schedule 13G filed jointly by Select Equity Group, Inc. (“Select Equity”), Select Offshore Advisors, LLC (“Select Offshore”), and George S. Loening, the controlling shareholder of Select Equity and Select Offshore, pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting beneficial ownership of shares as of March 9, 2005. According to the Schedule 13G, Select Equity, Select Offshore and Mr. Loening are the beneficial owners with the power to vote and dispose an aggregate of 1,729,617 shares as of March 9, 2005.

ELECTION OF DIRECTORS
(PROPOSAL ONE ON THE PROXY CARD)

        The board of directors is divided into three classes, designated as Class I directors, Class II directors and Class III directors. Members of each class hold office for three-year terms. Class II consists of three directors whose terms expire at the 2005 annual meeting of stockholders, Class I consists of three directors whose terms expire at the 2006 annual meeting of stockholders, and Class III consists of three directors whose terms expire at the 2007 annual meeting of stockholders.

        The board, upon recommendation of the nominating and governance committee, has nominated Thomas Craig, Errol B. De Souza, PhD and Rebecca M. Henderson, PhD to serve as Class II directors with a term expiring at the 2008 annual meeting of stockholders. Mr. Craig and Drs. De Souza and Henderson are currently Class II directors and have indicated a willingness to serve, if elected. If any of the director nominees is unable to serve, proxies can be voted for a substitute nominee, unless the board chooses to reduce the number of directors on the board.

        In accordance with IDEXX’s Corporate Governance Guidelines, Dr. Good, a Class I director, and Mr. Moody, a Class III director, who both turned 73 since our last annual meeting, will be retiring at our 2005 annual meeting of stockholders.

        There are no family relationships among the executive officers or directors of IDEXX.

   Nominees for Class II Directors Whose Terms Would Expire in 2008

Thomas Craig, age 50, has been a director of IDEXX since December 1999. Mr. Craig is a Partner, Managing Director and co-founder of Monitor Group, a strategic consulting and business services company, where he has served as a director since 1983. Mr. Craig is also a director of Jackson Laboratories, an independent genetics research organization, and Grace Kennedy, a public Jamaican company that provides products and services to the global Caribbean community.

Errol B. De Souza, PhD, age 51, has been a director of IDEXX since February 2003. Dr. De Souza is President and Chief Executive Officer of Archemix Corp., a private biopharmaceutical company developing aptamer therapeutics. Dr. De Souza was President and Chief Executive Officer of Synaptic Pharmaceutical Corporation, a GPCR-based drug discovery and development company, from 2002 until the completion of its merger with Lundbeck (a Danish Pharmaceutical Company) in 2003. From 1998 to 2002, Dr. De Souza was Senior Vice President and Site Head, U.S. Drug Innovation and Approval (R&D) of Aventis Pharmaceuticals, Inc., and its predecessor company Hoechst Marion Roussel, a global pharmaceutical company. While at Aventis, Dr. De Souza was Chairman of the Technology Committee of Merial Ltd., an animal health joint venture between Merck and Aventis. Prior to that, from 1992 to 1998, Dr. De Souza was a co-founder, Executive Vice President of R&D and a director of Neurocrine Biosciences, Inc., a biopharmaceutical company. Dr. De Souza is also a director of Palatin Technologies, Inc. and Targacept, Inc.

Rebecca M. Henderson, PhD, age 44, has been a director of IDEXX since July 2003. Dr. Henderson has served as the Eastman Kodak Professor of Management at the Sloan School of the Massachusetts Institute of Technology since 1988, where she specializes in technology strategy and the broader strategic problems faced by firms in high technology industries. Dr. Henderson has also been a research fellow at the National Bureau of Economic Research since 1995. Dr. Henderson is a director of the Whitehead Institute for Biomedical Research at MIT and Ember Corporation. Dr. Henderson also sits on the editorial boards of Management Science, Administrative Science Quarterly, Research Policy, The Economics of Innovation and New Technology, and the Strategy Management Journal.

Class I Directors Whose Terms Expire in 2006

William T. End, age 57, has been a director of IDEXX since July 2000. Mr. End was the Executive Chairman of the Board of Cornerstone Brands, Inc., a catalog retailer, from March 2001 until his retirement in June 2002, and served as Chairman and Chief Executive Officer of Cornerstone Brands, Inc. from 1995 until March 2001. From 1991 to 1995, Mr. End was employed by Land’s End, Inc., including as President and Chief Executive Officer, and from 1975 to 1991 he was employed by L.L. Bean, Inc., including as Executive Vice President. Mr. End is a director of Cornerstone Brands, Inc.

Brian P. McKeon, age 43, has been a director of IDEXX since July 2003. Mr. McKeon has been Executive Vice President and Chief Financial Officer of The Timberland Company, a provider of premium outdoor footwear, apparel and accessories, since March 2000. Prior to joining Timberland, from 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo, Inc., serving most recently as Vice President Finance of Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting Group and as an auditor with Coopers & Lybrand.

Class I Director Who Will be Retiring in May 2005

Mary L. Good, PhD, age 73, has been a director of IDEXX since December 1997. Dr. Good has served as Professor and Dean at Donaghey College of Information Science and Systems Engineering at the University of Arkansas, Little Rock since 1998, and has been a managing member of Venture Capital Investors, LLC, an Arkansas-based venture capital firm, since 1997. Dr. Good was the Under Secretary for Technology for the Technology Administration in the United States Department of Commerce from 1993 until 1997, and was Senior Vice President — Technology at AlliedSignal Inc. from 1988 until 1993. Dr. Good is a director of Biogen Idec Inc. and Delta Trust and Bank.

Class III Directors Whose Terms Expire in 2007

Jonathan W. Ayers, age 49, has been President, Chief Executive Officer and Chairman of IDEXX since January 2002. Prior to joining IDEXX, in 2000 and 2001, Mr. Ayers was President of Carrier Corporation, the then-largest business unit of United Technologies Corporation, a provider of high technology products and services to the building systems and aerospace industries, and from 1997 to 1999, he was President of Carrier Asia Pacific Operations. From 1995 to 1997, Mr. Ayers was Vice President, Strategic Planning at United Technologies. Prior to joining United Technologies, from 1991 to 1995, Mr. Ayers was Principal of Corporate Finance and from 1986 to 1991, he was Vice President of Mergers and Acquisitions, at Morgan Stanley & Co. Mr. Ayers holds an undergraduate degree in Molecular Biophysics and Biochemistry from Yale University and an MBA from Harvard University.

Robert J. Murray, age 63, has been a director of IDEXX since February 2005. Mr. Murray was Chairman of the Board and Chief Executive Officer of New England Business Service, Inc., a business-to-business direct marketing company, from 1995 until his retirement in 2004. Prior to that, from 1961 to 1995, Mr. Murray held various executive positions at The Gillette Company, including as Executive Vice President, North Atlantic Group from 1991 to 1995, and as Chairman of the Board of Management of Braun AG, a subsidiary of Gillette headquartered in Germany, from 1985 to 1990. Mr. Murray is also a director of Allmerica Financial Corporation, LoJack Corporation, Tupperware Corporation and Delhaize Group.

Class III Director Who Will be Retiring in May 2005

James L. Moody, Jr., age 73, has been a director of IDEXX since June 1992. Mr. Moody was Chairman of the Board of Hannaford Bros. Co., an operator of supermarkets, from 1984 until his retirement in 1997, and served as Chief Executive Officer of Hannaford Bros. Co. from 1973 until 1992. He is also a director of Pathmark Stores, Inc.

Recommendation of the Board of Directors

        The board of directors recommends that you vote FOR the election of the three nominees listed above.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL TWO ON THE PROXY CARD)

        The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2005.

        Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the audit committee, in its discretion, can direct the appointment of a different firm at any time during the year if the audit committee determines that such a change would be in the company’s and the stockholders’ best interests.

Independent Auditors’ Fees

        The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services.

	Fiscal Years Ended December 31,
	2004	2003
Audit fees	$1,106,762	$315,419
Audit-related fees	90,801	139,460
Tax fees	95,137	66,974
All other fees	--	--

	$1,292,700	$521,853

        Audit Fees. Consists of fees billed for professional services rendered for the audit of IDEXX’s annual financial statements and review of the interim financial statements included in quarterly reports; statutory audits or financial audits for subsidiaries or affiliates of IDEXX; services associated with SEC registration statements, periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments. In 2004, audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

        Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of IDEXX’s financial statements and are not reported under “Audit Fees.” These services include financial statement audits of employee benefit plans, internal control reviews and assistance with internal controls reporting requirements.

        Tax Fees. Consists of tax compliance ($62,353 and $45,323 in 2004 and 2003, respectively), and tax advice and tax planning ($30,228 and $18,235 in 2004 and 2003, respectively). These services included United States federal, state and local tax planning, advice and compliance; international tax planning, advice and compliance; and review of federal, state, local and international income, franchise and other tax returns.

        Out-of-Pocket Expenses and Value Added Taxes. Included in the fee schedule above are amounts billed by the independent auditors for out of pocket expenses ($33,253 and $76 in 2004 and 2003, respectively), and value added taxes ($4,808 and $15,544 in 2004 and 2003, respectively).

Audit Committee Pre-Approval Policy

        The audit committee has adopted a policy for the pre-approval of audit and nonaudit services performed by the independent auditor, and the fees paid by the company for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the audit committee pre-approves the engagement terms and fees for the annual audit. Under the policy, certain types of other audit services, audit-related services and tax services have been pre-approved by the audit committee. Any services that have not been pre-approved by the audit committee as previously described, must be separately approved by the audit committee prior to the performance of such services.

        Pre-approved fee levels for all pre-approved services are established periodically by the audit committee. The audit committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the audit committee.

        With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the audit committee to assess the impact of the services on the independence of the independent auditor.

        The audit committee may delegate pre-approval authority to one or more of its members and has delegated such authority to the Chairman of the audit committee. The audit committee member to whom such authority is delegated must report any pre-approval decisions to the audit committee at the next scheduled meeting. The audit committee does not delegate its pre-approval responsibilities to management of the company.

        During the last fiscal year, no services were provided by PricewaterhouseCoopers LLP that were approved by the audit committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

Recommendation of the Board of Directors

        The board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.

EQUITY COMPENSATION PLAN INFORMATION

	December 31, 2004
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans
approved by security holders	3,900,351	(1)	$30.073	1,656,342	(2)
Equity compensation plans not
approved by security holders	-		-	-

(1)	Consists of shares of common stock subject to outstanding options under the following compensation plans: 1991 Stock Option Plan (1,123,294 shares), 1991 Director Option Plan (13,332 shares), 1997 Director Option Plan (13,000 shares), 1998 Stock Incentive Plan (1,957,779 shares), 2000 Director Option Plan (72,110 shares) and 2003 Stock Incentive Plan (720,836 shares). Excludes 171,664 shares issuable under the 1997 Employee Stock Purchase Plan in connection with the current and future offering periods.
(2)	Includes 1,484,678 shares available for issuance under our 2003 Stock Incentive Plan. The 2003 Stock Incentive Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock unit awards. Also includes 171,664 shares issuable under our 1997 Employee Stock Purchase Plan in connection with the current and future offering periods. No new grants may be made under the other plans listed in footnote (1).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

        The following table sets forth the compensation earned during 2004 by IDEXX’s Chief Executive Officer and the four other highest-paid executive officers whose salaries and bonuses for IDEXX’s 2004 fiscal year were in excess of $100,000, for services rendered in all capacities to IDEXX and its subsidiaries for each of the last three fiscal years during which such individuals served as executive officers of IDEXX (the “Named Executive Officers”).

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus ($)		Securities Underlying Options		All Other Compensation ($)
Jonathan W. Ayers	2004	$550,000		$577,500	(2)	55,000		$8,726	(3)
President and	2003	520,000		546,000	(4)	75,000		11,342	(5)
Chief Executive Officer	2002	471,000		525,000		450,000	(6)	104,620	(7)

William C. Wallen, PhD	2004	$340,000		$225,000		0	(8)	113,461	(9)
Senior Vice President and	2003	108,539	(10)	313,000	(11)	110,000	(12)	0
Chief Scientific Officer	2002	--		--		--		--

Merilee Raines	2004	$230,000		$162,000		12,000		$1,976	(13)
Vice President and	2003	205,641		140,000		20,000		1,976	(13)
Chief Financial Officer	2002	193,000		130,000		20,000		0

Robert S. Hulsy	2004	$227,000		$162,000		12,000		$0
Vice President	2003	218,000		150,000		20,000		0
	2002	210,000		140,000		25,000		0

Laurel E. LaBauve	2004	$185,231	(14)	$235,000	(15)	15,000	(16)	$86,306	(17)
Vice President	2003	--		--		--		--
Worldwide Operations	2002	--		--		--		--

(1)	Includes salary and bonus only; the company does not pay the Named Executive Officers other annual compensation as defined by Item 402(b)(2)(iii)(C) of Regulation S-K, including no perquisites or other personal benefits exceeding the threshold specified by such rule.
(2)	Includes compensation in the amount of $288,750 deferred and issued as 5,121 deferred stock units under the Executive Deferred Compensation Plan (as described on page 17).
(3)	Consists of IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $6,250, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933 and reimbursement for tax preparation services in the amount of $543.
(4)	Includes compensation in the amount of $273,000 deferred and issued as 5,431 deferred stock units under the Executive Deferred Compensation Plan (as described on page 17).
(5)	Consists of IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $6,000, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933, and reimbursement for tax preparation services in the amount of $3,409.
(6)	Represents stock options granted to Mr. Ayers upon hiring in January 2002.
(7)	Consists of relocation allowance in the amount of $95,520, IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $5,500, and reimbursement for tax preparation services in the amount of $3,600.
(8)	As a result of stock options granted to Dr. Wallen in connection with his hiring in September 2003 (see footnote 12), Dr. Wallen did not receive an annual stock option award in February 2004.
(9)	Consists of relocation allowance in the amount of $103,474, IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $6,250, and supplemental disability insurance premiums paid by IDEXX in the amount of $3,737.
(10)	Dr. Wallen was hired as Senior Vice President and Chief Scientific Officer effective September 8, 2003. His initial annual salary was $340,000.
(11)	Consists of a signing bonus of $75,000 paid in connection with the hiring of Dr. Wallen in September 2003, and a bonus of $238,000 earned in 2003.
(12)	Represents stock options granted to Dr. Wallen in connection with his hiring in September 2003.
(13)	Consists of supplemental disability insurance premiums paid by IDEXX.
(14)	Ms. LaBauve was hired as Vice President Worldwide Operations effective February 16, 2004. Her initial annual salary was $215,000.
(15)	Consists of a signing bonus of $100,000 paid in connection with the hiring of Ms. LaBauve in February 2004, and a bonus of $135,000 earned in 2004.
(16)	Represents stock options granted to Ms. LaBauve in connection with her hiring in February 2004.
(17)	Consists of relocation allowance in the amount of $84,073 and IDEXX’s matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $2,233.

Options Granted in 2004

        The table below provides information with respect to the stock option grants made during IDEXX’s 2004 fiscal year to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year.

	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (2)
Name	(#)(1)		Year	($/Share)	Date	5%($)	10%($)
Jonathan W. Ayers	55,000		9.52%	$50.90	2/04/2014	$1,760,591	$4,461,682
William C. Wallen, PhD	0	(3)	N/A	N/A	N/A	-	-
Merilee Raines	12,000		2.08%	50.90	2/04/2014	384,129	973,458
Robert S. Hulsy	12,000		2.08%	50.90	2/04/2014	384,129	973,458
Laurel E. LaBauve	15,000	(4)	2.60%	50.83	2/16/2014	479,501	1,215,149

(1)	The options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. The exercise price per share of each option is equal to the closing sale price of the common stock on the NASDAQ Stock Market on the date of grant. Upon a change in control of IDEXX, vesting of all options to purchase IDEXX’s common stock held by Mr. Ayers and Dr. Wallen would accelerate and such options would become fully exercisable. Upon a change in control of IDEXX, 25% of all unvested options held by all other employees of IDEXX, including other executive officers, would vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable. Vesting of all unvested options held by each executive officer other than Mr. Ayers and Dr. Wallen would accelerate and such options would become fully exercisable if such officer is terminated by the company without cause or the officer terminates employment for good reason within two years following a change in control. See “Change in Control Agreements” below.
(2)	The amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.
(3)	As a result of the stock options granted to Dr. Wallen in connection with his hiring in September 2003, Dr. Wallen did not receive an annual stock option award in February 2004.
(4)	Represents options granted to Ms. LaBauve in connection with her hiring in February 2004.

Total Options Exercised in 2004 and Year-End Values

        The table below sets forth information with respect to the Named Executive Officers concerning their exercise of options during IDEXX’s 2004 fiscal year and the unexercised options held by them as of the end of such year.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan W. Ayers	3,968	$102,771	187,064	385,000	$5,361,761	$9,357,450
William C. Wallen, PhD	0	0	22,000	88,000	263,780	1,055,120
Merilee Raines	6,000	216,600	154,500	52,000	5,252,485	1,107,750
Robert S. Hulsy	12,785	372,860	63,590	54,500	1,964,970	1,163,179
Laurel E. LaBauve	0	0	0	15,000	0	56,400

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	Based upon the market price of $54.59 per share, which was the closing sale price per share of the common stock on the NASDAQ Stock Market on December 31, 2004, less the option exercise price payable per share.

Options Granted in 2005

        The table below provides information with respect to the stock option grants made from January 1, 2005 through March 22, 2005 to the Named Executive Officers. All such options were granted in February 2005 as part of the 2004 annual review process described in the Compensation Committee Report on Executive Compensation beginning on page 19. No stock appreciation rights were granted to the Named Executive Officers during this period.

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees January 1- March 22,	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (2)
Name	(#)(1)	2005	($/Share)	Date	5%($)	10%($)
Jonathan W. Ayers	50,000	8.50%	$57.31	2/02/2015	$1,802,098	$4,566,869
William C. Wallen, PhD	15,000	2.55%	57.31	2/02/2015	540,629	1,370,061
Merilee Raines	13,000	2.21%	57.31	2/02/2015	468,545	1,187,386
Robert S. Hulsy	13,000	2.21%	57.31	2/02/2015	468,545	1,187,386
Laurel E. LaBauve	11,000	1.87%	57.31	2/02/2015	396,461	1,004,711

(1)	The options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. The exercise price per share of each option is equal to the closing sale price of the common stock on the NASDAQ Stock Market on the date of grant. Upon a change in control of IDEXX, vesting of all options to purchase IDEXX’s common stock held by Mr. Ayers and Dr. Wallen would accelerate and such options would become fully exercisable. Upon a change in control of IDEXX, 25% of all options held by all other employees of IDEXX, including other executive officers, would vest automatically and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable. Vesting of all unvested options held by each executive officer other than Mr. Ayers and Dr. Wallen would accelerate and such options would become fully exercisable if such officer is terminated by the company without cause or the officer terminates employment for good reason within two years following a change in control. See “Change in Control Agreements” below.
(2)	The amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

Executive Deferred Compensation Plan

        Under the current terms of the company’s Executive Deferred Compensation Plan (the “Executive Plan”), which was approved by the board in July 2003, officers of the company can elect to defer up to 100% of their annual performance-related bonus into an account deemed to be invested in a particular hypothetical investment. As of this date, the only hypothetical investment available under the Executive Plan is IDEXX common stock. Therefore, each participating officer’s investment account is denominated as a number of DSUs, having an aggregate value equal to the compensation deferred into such account divided by the price of a share of common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and nonforfeitable, since they represent compensation already earned. Upon distribution, an officer receives a number of shares of IDEXX common stock equal to the number of DSUs in his or her account. DSUs are issued pursuant to the stockholder-approved 2003 Plan.

        An officer can elect to receive his or her distribution in either a lump sum amount or in annual installments over a period ranging from two to twenty years, each commencing in a particular year specified by the officer that is at least three years from the date that he or she deferred the compensation into the plan. If the officer’s employment with the company ends prior to that date, the officer’s distribution will be made (or, in the case of installment distributions, will begin) on the Company’s next regularly scheduled distribution date. However, an officer cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the Company for any reason.

        Upon a change in control of the company (as defined in the Executive Plan), any applicable deferral limitations or other restrictions on each officer’s investment account will lapse, and the shares of IDEXX common stock distributed from such accounts will be deemed to have been outstanding immediately prior to the change in control.

        Compliance with New Deferred Compensation Rules

        Because the Director Plan and the Executive Plan provide opportunities for participants to defer the payment of income taxes on compensation received from the company, compensation deferred under the plans on or after January 1, 2005 will be subject to new tax rules introduced by the American Jobs Creation Act of 2004. That act added new Section 409A to the Internal Revenue Code, effective for compensation deferred on or after January 1, 2005. The company has until December 31, 2005 to amend the Director Plan and the Executive Plan to incorporate the applicable provisions of Code Section 409A. However, the plans will have to be administered in good faith compliance with Code Section 409A and Internal Revenue Service guidance, beginning January 1, 2005. Should the plans not be administered and amended to comply with Code Section 409A, participants would lose the tax-favored benefits of deferring compensation and could be subject to a 20% excise tax on amounts deferred.

        The company is still determining the extent to which the Director Plan and the Executive Plan are affected by the requirements of new Code Section 404A, and additional IRS guidance is expected to be issued later this year. However, the company anticipates that the plans will be affected (and that the plan documents will have to be amended) in at least the following ways:

•	Certain procedures relating to the timing of deferral elections may have to be amended.

•	Benefit distributions will be limited to separation from service, disability, death, a specified time, a change in control, or an unforeseeable emergency.

•	New restrictions will apply to changes in distribution elections—namely, a new election may not be made less than 12 months before the original scheduled payout date, the new election may not be given effect for 12 months, and payments must be deferred for an additional period of at least five years.

•	Accelerations of payments will generally be prohibited except in limited circumstances.

Employment Agreements

        In connection with the hiring of Mr. Ayers as President, Chief Executive Officer and Chairman of IDEXX, the company granted Mr. Ayers options to purchase 450,000 shares of IDEXX common stock and entered into an agreement with Mr. Ayers that provided for a target bonus equal to 100% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Mr. Ayers’s base salary for 2005 is $580,000, determined in accordance with the compensation committee philosophy and process described in the Compensation Committee Report on Executive Compensation beginning on page 19. Under this agreement, if Mr. Ayers’s employment is terminated at any time by the company other than for cause (except within three years following a change in control), the company will pay Mr. Ayers his base salary and continue to provide him with benefits for two years following such termination. In addition, his stock options will continue to vest in accordance with their terms during such two-year period. If Mr. Ayers’s employment is terminated other than for cause within three years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.”

        William C. Wallen, PhD, joined the company in September 2003 as Senior Vice President and Chief Scientific Officer. In connection with his hiring, the company granted Dr. Wallen options to purchase 110,000 shares of common stock and entered into an agreement that provided for a target bonus equal to 70% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Dr. Wallen’s base salary for 2005 is $345,000, determined in accordance with the compensation committee philosophy and process described in the Compensation Committee Report on Executive Compensation beginning on page 19. Under this agreement, if Dr. Wallen’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Dr. Wallen his base salary and continue to provide him with benefits for two years following such termination. If Dr. Wallen’s employment is terminated other than for cause within two years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.”

        Except for the change in control agreements described below, the company does not have any agreements with any other executive officers providing for the payment of severance benefits to such officers upon a termination of employment with the company.

Change-in-Control Agreements

        The company has employment agreements with its nine current executive officers providing for certain benefits in the event the employment of any of such officers is terminated by the company without cause (as defined in the agreements) or by the executive officer for good reason (as defined in the agreements) within two years (three years in the case of Mr. Ayers) following a change in control (as defined in the agreements). These agreements are automatically renewed annually for two-year (three-year in the case of Mr. Ayers) periods unless we give the employee 120 days notice that his or her agreement will not be renewed. The compensation committee reviewed the change-in-control agreements in connection with its annual review of executive compensation in February 2005, and elected to permit those agreements to renew in accordance with their terms in 2005. See “Compensation Committee Report on Executive Compensation” below. The employment agreements become effective upon a change in control and terminate two years (three years in the case of Mr. Ayers) following the change in control. Prior to a change in control, the company has no obligation to retain the officer as an employee and the officer has no obligation to remain with the company. The employment agreements require the company to provide the following payments and benefits upon any termination described above: (1) a prorated bonus payment for the portion of the year of termination prior to the date of termination, (2) an amount equal to two times (three times in the case of Mr. Ayers) the sum of the officer’s base salary plus the highest bonus received by the officer for the two fiscal years (three fiscal years in the case of Mr. Ayers) prior to the change in control, and (3) the continuation of life insurance, disability insurance, medical and dental coverage, and other benefits for a period of two years (three years in the case of Mr. Ayers) following the date of termination. In addition, upon any such termination, all unvested options held by the officer shall accelerate and become fully exercisable (except that unvested options held by Mr. Ayers and Dr. Wallen accelerate and become fully exercisable automatically upon a change in control).

        If payments to the officer cause the officer to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the company will pay the officer an additional amount that would, net of any taxes or penalties (including excise taxes) on such additional amount, allow the officer to retain the amount he or she would have received had he or she not been subject to the excise tax under Section 4999. However, if this “gross-up” payment would not provide the officer with an after-tax benefit of at least $50,000 relative to a reduction of payments under the agreement to an amount that would eliminate the excise tax, then payments under the agreement shall be reduced to the amount that eliminates the excise tax, and no “gross-up” payment will be made.

Compensation Committee Report on Executive Compensation

        The company’s executive compensation program is administered by the compensation committee, which is responsible for, among other things, determining the compensation package of each executive officer. The Charter of the Compensation Committee is available on the Internet at idexx.com/aboutidexx/governance/charters/compcharter.cfm. The committee is currently comprised of four directors who are “independent” as defined by the rules of the NASDAQ Stock Market. These members are elected annually by the board of directors. This report is submitted by the compensation committee and addresses the company’s compensation policies for 2004, as well as certain 2005 information.

        Compensation Philosophy

        The company’s executive compensation program is intended to maximize corporate performance and stockholder returns by (i) aligning compensation with the achievement of corporate, division and individual goals, and (ii) enabling the company to attract, retain, motivate and reward executive officers who are expected to contribute to the long-term success of the company. In general, the committee seeks to make annual cash compensation, including salary and bonus, competitive with the median of cash compensation practices of a defined peer group of companies. The peer group referenced by the committee consists of 13 publicly traded companies in the medical technology/medical device sector that are deemed by the committee to be reasonably comparable to the company based on their revenue, net income, total employees and market capitalization (the “peer group”).

        Through the grant of stock-based incentives, the committee seeks to provide executive officers with opportunities for compensation above the median of the peer group. The intent of the committee is that executive officers will receive total compensation above the median when corporate performance is strong, and they will receive total compensation below the median when corporate performance is below expectations.

        The committee believes that information regarding the peer group is helpful as a reference to assist the company in remaining competitive in the market. However, the committee does not set compensation based solely on this information, but only considers it along with the other factors described in this report.

        The committee’s philosophy is that executive officers in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. Therefore, bonus and stock-based compensation comprise a greater percentage of total compensation for executive officers in these positions.

        Committee Process

        At the beginning of each year, the board of directors approves the Chief Executive Officer’s annual goals and the Chief Executive Officer approves the goals of all other executive officers. In February of each year, the committee meets to award bonuses for the most recently completed year based on achievement of goals, to make annual equity awards and to set base salaries for executive officers for the current year. The committee meets at other times during the year as needed to review executive compensation and otherwise to perform the duties described in its charter. During 2004, the committee met three times and the committee met in February 2005 to finalize 2004 bonus awards, 2005 equity awards and 2005 base salary for executive officers.

        During 2004, the committee engaged an independent compensation consultant to review total compensation of the company’s five most highly compensated executive officers relative to the peer group, and to update the committee on general trends in executive compensation with respect to total compensation, forms of compensation and stock compensation.

        In connection with its meeting in February 2005, the committee asked the company’s human resources department to prepare a summary of all components of compensation for each executive officer, comprising (i) salary and bonus for the past three years, (ii) grant sizes and Black-Scholes values for stock options awarded in the past three years, (iii) the aggregate value (measured by the difference between market price and exercise price) of vested and unvested stock options held as of December 31, 2004, (iv) the cumulative value realized from the exercise of stock options (measured by the difference between the market price on the date of exercise and the exercise price), (v) the value of all benefits, (vi) all other compensation of any kind, and (vii) the value of cash and benefits to be provided under various severance and change-in-control scenarios.

        In setting the different components of compensation described below, the committee considered all of the information described above in addition to the other factors described below with respect to each component of compensation.

        Compensation

        Base Salary

         In setting annual base salary for executive officers, the compensation committee considers compensation data for the peer group; the officer’s relevant experience, skills and abilities; the officer’s historical performance against goals and contribution to division and corporate performance; and equitableness relative to the compensation of other officers and employees of the company. The committee does not, however, use a specific formula based on a ranking of the indicated criteria, but instead makes a subjective evaluation of each executive officer’s contributions and potential in light of such criteria. In February 2004, the company’s executive officers, other than the Chief Executive Officer, received an average base salary increase of 5% and in February 2005, the company’s executive officers, other than the Chief Executive Officer, received an average base salary increase of 3.8%.

        Performance Bonuses

         The company’s executive officers are eligible for annual performance bonuses equal to a target percentage of base salary. Target bonus percentage is 100% for the Chief Executive Officer, 70% for the Chief Scientific Officer and 60% for all other executive officers. The amount of the target bonus paid, if any, to each executive officer depends equally on (i) overall corporate performance against goals and (ii) the officer’s success in achieving individual annual performance goals.

        Corporate and individual goals comprise annual financial objectives as well as nonfinancial goals that are intended to strengthen the business of the company for the longer term. Nonfinancial goals relate to achievement in the areas of new product and technology development, sales and marketing, organizational development, operational excellence, business development, and strategy formulation.

        Throughout the year, the Chief Executive Officer meets with each executive officer to review his or her progress in achieving individual goals and reports the company’s progress against its financial and nonfinancial goals to the board of directors. At the end of each year, the Chief Executive Officer reviews corporate performance and individual executive officer performance, and recommends both corporate and individual performance factors to the compensation committee. The committee considers the recommendation of the Chief Executive Officer and then determines the final corporate and individual performance factors. Generally, a factor of 100% would indicate that goals were achieved on the whole, a factor greater than 100% would indicate that goals were exceeded on the whole, and a factor of below 100% would indicate that goals were not met on the whole.

        At its meeting in February 2005, the compensation committee reviewed the company’s 2004 financial performance against objectives, focusing primarily on revenues, earnings per share and free cash flow (defined as operating cash flow of $95.5 million, less investments in fixed and other long-term assets of $29.2 million and $2.6 million, respectively). In evaluating the company’s 2004 performance against its goals, the committee excluded a net benefit of $0.09 per share resulting from reductions in the Company’s tax provision, a reduction in estimated liability for a third-party claim and a settlement payment received in connection with certain litigation. The committee determined that the company’s financial performance in 2004 was favorable to its budget. The committee also considered the company’s total shareholder return in 2004 (measured as the increase in price of a share of common stock between closing on December 31, 2003 and December 31, 2004, divided by the closing price of a share of common stock on December 31, 2003), which was 17.7%, and its success in achieving nonfinancial goals in the areas described above.

        The committee did not rank or weight all of the financial and nonfinancial achievements, but instead made a subjective evaluation of the company’s overall performance based upon all of these factors. On the basis of this evaluation, the committee approved a corporate performance factor of 105% of the target.

        The committee then considered the Chief Executive Officer’s recommendations regarding each other executive officer’s performance against his or her individual goals. Again, the compensation committee did not make any specific ranking or weighting of financial and nonfinancial goals for each executive officer, but instead made a subjective evaluation of each executive officer’s performance. On the basis of the committee’s assessment of overall corporate performance and individual executive officer performance, the compensation committee awarded bonuses to executive officers that averaged 63.1% of base salary, excluding the Chief Executive Officer.

        Equity-Based Compensation

        Equity awards under the company’s 2003 Plan are intended to align directly the interests of the company’s executive officers with those of its stockholders. While cash bonuses are based upon achievement of annual goals, equity awards are intended to provide incentive to executive officers for long-term value creation. The compensation committee considers equity compensation to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the company.

        Stock Options. Historically, stock options have been the only form of equity award granted by the company under the 2003 Plan and other stock incentive plans (excluding employee stock purchase plans). As described above, during 2004 the committee retained consultants to advise the company regarding its equity compensation strategy in light of trends in equity compensation, evolving shareholder concerns regarding equity compensation of publicly held companies, compensation issues unique to the company and anticipated new accounting for equity awards. The committee intends to evaluate its equity award practices again in 2005 to ensure that its practices continue to achieve the desired goal of providing appropriate incentives to the company’s management while aligning management’s incentives with the long-term best interests of the company’s shareholders.

        In determining the size of stock option grants to each executive officer, the committee begins with a target option grant value that is set based upon the responsibilities inherent in each executive officer’s position. The committee believes that a target stock option grant for a given position should be based on the Black-Scholes value of the grant and not the number of shares subject to the grant. The committee then determines the stock option size (i.e., number of shares subject to the option) that will convey the desired stock option value, which then becomes the target stock option grant size.

        In early 2004, the compensation committee reviewed the company’s stock option grant practices and, consistent with this value-based approach, reduced the number of shares subject to target stock option grants for each executive officer by 27%. In 2003, the committee made a similar adjustment, which resulted in a reduction in the number of shares subject to target stock option grants for each position by 25% from the 2002 levels. The committee believed that these reductions were appropriate to reflect the appreciation in the company’s stock price during 2002 and 2003, which raised the value of each stock option awarded. In February 2005, the committee again reviewed the size of target stock option awards. Because the Black-Scholes value of the 2004 target awards had not changed appreciably, for 2005 the committee made only minor adjustments to the target stock option grant sizes used in 2004.

        In setting target stock option awards for executive officers and all other participants in the company’s equity awards program, the committee also considers the dilutive impact on shareholders of the equity awards. The committee has sought to keep aggregate annual equity awards below 3% of shares outstanding. In 2003 and 2004, the company granted equity awards equal to 2.7% and 1.8%, respectively, of shares outstanding as of the end of such periods. The committee anticipates that equity awards for 2005 will be roughly 2% as measured as a percentage of projected shares outstanding at the end of 2005. Companies within the peer group granted options averaging 2.8% of shares outstanding in 2004.

        Although target option grant sizes are set for each position, the actual size of annual option grants is a subjective determination of the compensation committee based on the anticipated contribution of the executive officer to the long-term value of the company. The compensation committee also seeks to maintain equitable relationships among executive officers who have similar levels of responsibility. The exercise price of all options to purchase the company’s common stock granted to executive officers in 2004 and 2005 was equal to the fair market value of the common stock, as determined by the last reported sales price for a share of the company’s common stock on the NASDAQ Stock Market on the date of grant. All options vest in five equal annual installments beginning on the first anniversary of the date of grant.

        Stock Ownership Guidelines. Consistent with the committee’s desire that the interests of the company’s executive officers be closely aligned with the interests of its stockholders, in 2003 the board of directors adopted, on recommendation of the compensation committee, stock ownership guidelines applicable to the company’s executive officers. Under these guidelines, the company’s Chief Executive Officer is expected to hold shares of common stock having an aggregate value equal to or greater than three times his or her annual base salary, and other executive officers are expected to hold shares having an aggregate value equal to or greater than one times their annual base salaries. An executive officer will be deemed to have satisfied the ownership guidelines if either the aggregate price paid by the executive for shares held equals or exceeds the applicable multiple of his or her current annual base salary or at any time the fair market value of such shares equals or exceeds such amount. Executives are expected to comply with these guidelines by the later of July 2006 or five years after their date of hire. Deferred stock units credited to an executive’s deferred compensation investment account, as described under “Executive Deferred Compensation Plan” on page 17, are included in calculating stock ownership pursuant to these guidelines. In addition, the guidelines include retention requirements for stock option exercises under which executives must retain certain shares of common stock acquired upon exercise of a stock option. Executive officers who do not yet satisfy the ownership guidelines must retain 50% of the shares remaining from an option exercise after payment of the exercise price and taxes, and executive officers who already satisfy the guidelines must retain 25% of such shares. The company’s six executive officers who have been employed by the company for more than two years satisfy the stock ownership guidelines.

        Employee Stock Purchase Plan. Under the company’s employee stock purchase plan, all eligible employees of the company, including executive officers, may purchase shares of common stock through payroll deductions. Prior to July 1, 2005, offerings under these plans occur over a six-month period. After June 30, 2005, offerings will occur every three months. Prior to July 1, 2005, shares are purchased at a price equal to 85% of the lower of the fair market value of the common stock on the first and last day of the offering period. After June 30, 2005, shares will be purchased at a price equal to 85% of the fair market value of the common stock on the last day of the offering period. An aggregate of up to 450,000 shares can be issued under the plan.

        Personal Benefits

        The company’s practice is not to provide special perquisites and benefits to executive officers. Executive officers are compensated through salary and incentive compensation and not through personal benefits and perquisites. With the limited exceptions described in the Summary Compensation Table on page 15, health and welfare benefits are provided to executive officers on the same terms as other employees. The company does not provide cars, parking spaces, private air travel, family travel reimbursement, or other special travel benefits to executive officers. The company does not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses except in connection with business travel. The company does not provide personal services to executive officers or reimburse executive officers for any such services except that it reimburses Mr. Ayers for tax return preparation and planning services. The company does not provide club memberships or other personal social or entertainment benefits to executive officers, nor does it reimburse executive officers for any such costs. The company does not make loans or provide guarantees to executive officers.

        Chief Executive Officer Compensation

        During 2004, Mr. Ayers’s salary was $550,000. In February 2005, the compensation committee increased Mr. Ayers’s base salary 5.5% to $580,000, and awarded Mr. Ayers a bonus of $577,500 for performance during 2004. Mr. Ayers’s bonus was 105% of his annual target bonus. In determining Mr. Ayers’s bonus, the compensation committee considered the company’s achievement of all of the corporate financial and nonfinancial factors described above. In February 2005, the committee awarded Mr. Ayers stock options to purchase 50,000 shares, with standard five-year vesting as described above.

        In making the salary adjustments and stock option and bonus awards described above, the committee considered all of the components of the compensation of Mr. Ayers and the other executive officers described above under “Committee Process.” Based on this review, the committee concluded that the total compensation of the Chief Executive Officer and the other executive officers of the company was reasonable and not excessive.

        Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation approved by the company’s stockholders, including option grants under the company’s 2003 Plan, is not subject to the deduction limit. The company reviews periodically the potential consequences of Section 162(m), and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the committee does not have a policy that all compensation must be deductible.

        By the compensation committee of the board of directors,

Mary L. Good, PhD, Chairman Errol B. De Souza, PhD William T. End James L. Moody, Jr.

STOCK PERFORMANCE GRAPH

        This graph compares our total stockholder returns, the Standard & Poor’s (“S&P”) MidCap 400 Health Care Index, the S&P SmallCap 600 Health Care Index and the Total Return Index for the NASDAQ Stock Market (U.S. Companies) prepared by the Center for Research in Security Prices (the “NASDAQ Index”). We have removed the S&P 500 Health Care Index from this year’s stock performance graph because the S&P MidCap 400 Health Care Index and the S&P SmallCap 600 Health Care Index are comprised of companies with market capitalizations more similar to that of the company’s than those companies in the S&P 500 Health Care Index, therefore providing a more appropriate comparison of our stock performance with the performance of other companies in our industry. This graph assumes the investment of $100 on December 31, 1999 in IDEXX’s common stock, the S&P MidCap 400 Health Care Index, the S&P SmallCap 600 Health Care Index and the NASDAQ Index and assumes dividends, if any, are reinvested. Measurement points are the last trading days of the years ended December 1999, 2000, 2001, 2002, 2003 and 2004.

	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
IDEXX Laboratories, Inc.	$100.00	$136.43	$176.81	$203.72	$287.01	$338.54
S & P MidCap 400 Health Care Index	100.00	153.06	144.96	114.35	165.84	190.62
S & P SmallCap 600 Health Care Index	100.00	175.67	178.17	145.18	190.63	233.34
NASDAQ Index	100.00	60.31	47.84	33.07	49.45	53.81

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The audit committee oversees the company’s financial reporting process, internal controls, and audit functions on behalf of the board of directors and operates under a written charter adopted by the board, which is attached hereto as Appendix A. The members of the audit committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market.

        The audit committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, the company’s independent auditors. Management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act); establishing and maintaining the effectiveness of disclosure controls and procedures (as defined in Rule 13a-15(f) of the Exchange Act); evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        During the course of fiscal year 2004, management completed the documentation, testing and evaluation of IDEXX’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with the oversight, the committee received periodic updates provided by management and PricewaterhouseCoopers LLP at regularly scheduled committee meetings. At the conclusion of the process, management provided the committee with and the committee reviewed a report on the effectiveness of the company’s internal control over financial reporting. The committee also reviewed a report of management contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in the company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal controls over financial reporting and (iii) the effectiveness of internal control over financial reporting. The committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2005.

        The audit committee discussed with the independent auditors, PricewaterhouseCoopers LLP, the independent auditors’ judgments as to the quality and acceptability of the company’s accounting principles and such other matters as are required to be discussed with the independent auditors under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

        In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures and letter from the independent auditors to the audit committee required by Independence Standard Board Standard No. 1, as amended, “Independent Discussions with Audit Committees.” The audit committee also has considered whether the provision of nonaudit related services by the independent auditors is compatible with maintaining the independent auditors’ independence.

        Based on the reviews, discussions and representations from management referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

        By the audit committee of the board of directors,

Brian P. McKeon, Chairman Errol B. De Souza, PhD William T. End James L. Moody, Jr.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

        Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2006 annual meeting of stockholders must be received by our corporate Secretary at the address written in the next paragraph, by December 8, 2005. The deadline to submit a proposal for inclusion in our proxy materials for the 2005 annual meeting has passed.

        Our Amended and Restated Bylaws also establish an advance notice procedure that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of the process under Rule 14a-8 described above. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the corporate Secretary of IDEXX at One IDEXX Drive, Westbrook, Maine 04092. Our Amended and Restated Bylaws provide that stockholder proposals must include certain information regarding the nominee for director and/or the item of business. We must receive the notice of your intention to introduce a nomination or proposed item of business, and all supporting information, at our 2006 annual meeting no later than February 27, 2006 or 60 days before the 2006 annual meeting of stockholders, whichever is later. If you fail to provide timely notice of a proposal to be presented at the 2006 annual meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal that may come before the meeting.

OTHER MATTERS

        The board of directors knows of no other matters to be presented for stockholder action at the annual meeting. If, however, other matters do properly come before the annual meeting or any adjournments or postponements thereof, the board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Investor Relations, IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, 04092, Telephone: 207-856-8155. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

        The board of directors hopes that you will attend the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote via the Internet or by telephone at your earliest convenience. If you attend the annual meeting, you can still vote your stock personally even though you may have already sent in your proxy.

By order of the board of directors,

Conan R. Deady, Secretary

March 29, 2005

APPENDIX A

IDEXX LABORATORIES, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee is a committee of the Board of Directors of IDEXX Laboratories, Inc. Its primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the accounting, internal control and financial reporting processes and the audit process of the Company.

The Company’s management is responsible for preparation, presentation and integrity of the Company’s financial statements; the appropriateness of the accounting principles and reporting policies that are used by the Company; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); establishing and maintaining the effectiveness of disclosure controls and procedures (as defined in Rule 13a-15(f) of the Exchange Act); evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented or in accordance with generally accepted accounting principles (“GAAP”) or applicable law, or to guarantee the independent auditor’s report.

The Audit Committee will consist of at least three members of the Board of Directors. Each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A 3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A 3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined under the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. The Nominating and Governance Committee of the Board of Directors shall determine annually whether each member of the Audit Committee meets the requirements of this paragraph.

Audit Committee members and the Committee chairman shall be designated by the full Board of Directors upon recommendation of the Nominating and Governance Committee. The Board shall elect the Chairman of the Committee. The Chairman of the Committee shall periodically report to the Board regarding the activities of the Committee.

In meeting its responsibilities, the Audit Committee shall perform the following activities:

A.     Oversight of the Independent Auditors and Audit Process:

1.	The Audit Committee is solely responsible for appointing, evaluating, retaining, compensating and, when necessary, terminating the engagement of the independent auditors. The Audit Committee is empowered without further action of the Board, to cause the Company to pay the compensation of the independent auditors established by the Audit Committee.

2.	The Audit Committee shall pre-approve all services associated with the annual audit to be provided to the Company by the independent auditor or other firms performing services on behalf of the independent auditor. The Audit Committee shall approve all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

3.	The Audit Committee shall oversee the work of the independent auditors, who shall report directly to the Audit Committee. Such oversight shall include resolution of disagreements between management and the independent auditors regarding financial reporting.

4.	The Audit Committee shall provide an open avenue of communication between the independent auditors and the Board of Directors.

5.	The Audit Committee shall gain assurance, in writing, on the independence of the independent auditors, consistent with Independence Standards Board Standard No. 1. It is the responsibility of the Audit Committee to ensure the objectivity and independence of the independent auditors and ensure that there are no conflicts of interest involving the independent auditors.

6.	The Audit Committee shall conduct an annual review of the performance of the independent auditors, including a review of (1) the background and performance of partners and managers assigned to the Company’s account, (2) quality control procedures established by the independent auditors, and (3) material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, and any steps taken to deal with any such issues.

7.	The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

B.     Oversight of Internal Auditors:

1.	The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of ethics. The Audit Committee shall receive and review the reports of the Chief Executive Officer and Chief Financial Officer required by Rule 13a-14 of the Exchange Act.

2.	The Audit Committee shall review the charter, plans, activities, staffing and organizational structure of the internal audit function and shall review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Auditing or person having similar responsibilities. The Audit Committee will provide an open channel of communication between the internal auditors and the Board.

3.	The Audit Committee shall consider and review with the internal auditors and management:

a.	The objectivity, independence and effectiveness of the internal auditors;

b.	The internal audit risk assessment process, audit scope and plans of the internal auditors;

c.	The coordination of effort with the independent auditors to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

d.	The quality and adequacy of the Company’s internal accounting controls; and

e.	Any significant findings and recommendations of the independent auditors and internal auditors together with management’s responses thereto.

C.     Oversight of the Financial Reporting Process:

1.	The Audit Committee shall consider and review with management and the independent auditors prior to the filing of each periodic report:

a.	The Company’s financial statements and related footnotes;

b.	Judgments of the independent auditors about the quality of the Company’s accounting principles as applied in its financial reporting for its financial statements;

c.	Any significant events or transactions occurring during the period being reported;

d.	Any changes in accounting estimates, policies and practices, unusual or significant commitments or liabilities, and legal and regulatory matters that may have a material impact on the financial statements;

e.	The reports to be filed with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements;

f.	Internal control matters required to be communicated to the Committee by management, including all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls;

g.	The process used by management to evaluate the effectiveness of disclosure controls and procedures and the results of management’s evaluation of such effectiveness; and

h.	The Company’s earnings press release.

2.	The Audit Committee shall consider and review with management and the independent auditors at the completion of the annual audit examination:

a.	Report provided by the independent auditors on the following matters:

•	All critical accounting policies and practices in use;

•	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors; and

•	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

b.	The independent auditors’ audit of the financial statements and report thereon, including any attestation report on management’s assessment of the internal control system.

3.	The Audit Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

4.	The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

D.     Other Oversight Responsibilities:

1.	The Audit Committee shall maintain procedures for:

a.	The receipt, retention and treatment of complaints regarding accounting, internal control and auditing matters; and

b.	The confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2.	The Audit Committee shall periodically meet independently and in separate executive sessions with the internal auditors, the independent auditors and management.

3.	The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

4.	The Audit Committee shall report Audit Committee actions to the Board of Directors with such recommendations, as it may deem appropriate.

5.	The Audit Committee is authorized to conduct or instruct management to conduct investigations into any matters within its scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation and the Company will provide appropriate funding for payment for such services, as determined by the Committee.

6.	The Audit Committee shall review all related party transactions (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis, and all such transactions must be approved by the Audit Committee.

7.	The Audit Committee shall discuss with management the Company’s major policies with respect to risk assessment and risk management, including insurance coverage.

8.	The Audit Committee shall meet as frequently as required to fulfill the requirements of its charter or as circumstances require. The Audit Committee will ask members of management or others to attend the meeting and provide pertinent information as necessary.

9.	The Audit Committee will perform such other functions as assigned by law, NASDAQ regulation, the Company’s charter or by-laws, or the Board of Directors.

10.	The Audit Committee shall review and update, if necessary, its charter at least annually.

11.	The Audit Committee shall review the structure and function of the Company’s finance organization at least annually.

12.	The Audit Committee shall periodically review critical accounting topics or processes of the Company as determined by the Chief Financial Officer, independent auditors or the Committee.

ANNUAL MEETING OF STOCKHOLDERS OF

IDEXX LABORATORIES, INC.

May 18, 2005

Please date, sign and mail your
proxy card in the envelope
provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

IDEXX LABORATORIES, INC.

Proxy for Annual Meeting of Stockholders
To Be Held on May 18, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, revoking all prior proxies, hereby appoint(s) Jonathan W. Ayers, William T. End and Conan R. Deady, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Eastland Park Hotel, 157 High Street, Portland, Maine, on Wednesday, May 18, 2005 at 10:00 a.m., local time, and at any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

IDEXX LABORATORIES, INC.

May 18, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the	COMPANY NUMBER:
envelope provided as soon as possible.
TELEPHONE - Call toll-free 1-800-PROXIES from	ACCOUNT NUMBER:
any touch-tone telephone and follow the
instructions. Have your control number and the
the proxy card available when you call
INTERNET - Access "www.voteproxy.com" and
follow the on-screen instructions. Have your
control number available when you acces the
the web page

Electronic Distribution

If you would like to receive future IDEXX Laboratories, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your tax identification number and account number to log in, then select Receive Company Mailings via Email.

Please Detach along perforated line and mail in the envelope provided IF you are not voting via telephone or via the Internet.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

			FOR	AGAINST	ABSTAIN
1. Election of Directors. To elect three CLASS II Directors for three-year terms (Proposal One);		2. Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the current fiscal year. (Proposal Two); and	[ ]	[ ]	[ ]

NOMINEES
[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	o Thomas Craig o Errol B. De Souza, PhD o Rebecca M. Henderson, PhD	3. Other Business. To conduct such other business as may properly come before the annual meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

SIGNATURE OF STOCKHOLDER	DATE	SIGNATURE OF STOCKHOLDER	DATE

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.